As filed with the Securities and Exchange Commission on July 3, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIFIRST CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2103460 (I.R.S. Employer Identification No.)
68 Jonspin Road, Wilmington, Massachusetts 01887 (Address of Principal Executive Offices) (Zip Code)

UniFirst Corporation 2023 Equity Incentive Plan

(Full title of the plan)

Steven S. Sintros

President and Chief Executive Officer

UniFirst Corporation

68 Jonspin Road

Wilmington, Massachusetts 01887

(Name and address of agent for service)

(978) 658-8888

(Telephone number, including area code, of agent for service)

Copies to: Scott C. Chase, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by UniFirst Corporation (the “Company”, “we” or “us”) to register the offer and sale of up to 375,000 newly authorized shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), pursuant to the UniFirst Corporation 2023 Equity Incentive Plan (the “2023 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to participants in the 2023 Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules):

•
the Company’s Annual Report on Form 10-K for the fiscal year ended August 26, 2023, filed with the SEC on October 26, 2023;
•
the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 30, 2023 (solely to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended August 26, 2023);
•
the Company’s Quarterly Reports on Form 10-Q filed with the SEC on January 4, 2024, April 4, 2024 and July 3, 2024;
•
the Company’s Current Reports on Form 8-K filed with the SEC on September 8, 2023, October 31, 2023, January 12, 2024 and June 4, 2024; and
•
The description of the Company’s Common Stock set forth under the heading “Description of our capital stock” in its Prospectus filed with the Commission on July 20, 2006 pursuant to Rule 424(b)(1) promulgated under the Securities Act, as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended August 31, 2019 filed with SEC on October 30, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is a Massachusetts corporation. Section 2.02(b)(4) of Chapter 156D of the Massachusetts Business Corporation Act allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation for monetary damages for a breach of fiduciary duty as a director; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 or (iv) for any transaction from which a director derived an improper personal benefit.

Section 8.51 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if such director is a party to the proceeding because he is a director and:

•
he conducted himself in good faith; and
•
he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and
•
in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Section 8.52 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of Chapter 156D of the Massachusetts Business Corporation Act authorizes a corporation, subject to certain conditions, to pay for, in advance, a director’s reasonable expenses in a proceeding.

Section 8.56 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

•
to the same extent as a director; and
•
if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of Chapter 156D of the Massachusetts Business Corporation Act also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these and other capacities.

Article 6A of the Company’s Restated Articles of Organization, as amended, provides:

1.
Except as limited by law or as provided in Paragraphs 2 and 3 of this Article, each Officer of the Company (and his heirs and personal representatives) shall be indemnified by the Company against all Expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as an Officer of the Company or, at the request of the Company, as a director, officer, employee or other agent of any other organization.

2.
No indemnification shall be provided to an Officer with respect to a matter as to which it shall have been adjudicated in any proceeding that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company.

3.
In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or upon the Company, no indemnification shall be provided to said Officer with respect to a matter if the Company has obtained an opinion of counsel that with respect to said matter said Officer did not act in good faith in the reasonable belief that his action was in the best interests of the Company.

4.
To the extent authorized by the Board of Directors or the stockholders, the Company may pay indemnification in advance of final disposition of a Proceeding, upon receipt of an undertaking by the person indemnified to repay such indemnification if it shall be established that he is not entitled to indemnification by an adjudication under Paragraph 2 or by an opinion of counsel under Paragraph 3 hereof.

5.
For the purposes of this Article,

(a)
“Officer” means any person who serves or has served as a director or in any other office filled by election or appointment by the stockholders or the Board of Directors;

(b)
“Proceeding” means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency; and

(c)
“Expense” means any liability fixed by a judgment, order, decree, or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in a Proceeding.

6.
Nothing in this Article shall limit any lawful rights to indemnification existing independently of this Article.

Article 6G of the Company’s Restated Articles of Organization, as amended, provides:

No Director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts

Business Corporation Law, or (iv) with respect to any transaction from which the Director derived an improper personal benefit.

The Company has purchased directors’ and officers’ liability insurance and company reimbursements liability insurance that (1) insures against certain losses (above a deductible amount) arising from claims against directors or officers of the Company by reason of certain acts, done or attempted by such director or officer and (2) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company’s Restated Articles of Organization and By-laws, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
4.1	Restated Articles of Organization (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2006).
4.2	Articles of Amendment dated January 13, 1988 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2006).
4.3	Articles of Amendment dated January 21, 1993 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2006).
4.4	By-laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2008).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	UniFirst Corporation 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 12, 2024).
107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on July 3, 2024.

UNIFIRST CORPORATION

By: /s/ Steven S. Sintros

Steven S. Sintros
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Steven S. Sintros and Shane O’Connor as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven S. Sintros Steven S. Sintros	President, Chief Executive Officer and Director (principal executive officer)	July 3, 2024

/s/ Shane O’Conner Shane O’Connor	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	July 3, 2024

/s/ Cynthia Croatti Cynthia Croatti	Director	July 3, 2024

/s/ Michael Iandoli Michael Iandoli	Director	July 3, 2024

/s/ Cecilia McKenney Cecilia McKenney	Director	July 3, 2024

/s/ Joseph Nowicki Joseph Nowicki	Director	July 3, 2024

/s/ Sergio A. Pupkin Sergio A. Pupkin	Director	July 3, 2024

/s/ Raymond C. Zemlin Raymond C. Zemlin	Chairman of the Board of Directors	July 3, 2024